Exhibit 99.1

Iteris Reports Second Quarter Revenue of $24.4 Million

SANTA ANA, Calif. — November 6, 2018 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal second quarter 2019 ended September 30, 2018.

Fiscal Second Quarter 2019 Financial Summary

•                  Total revenue of $24.4 million, down 3.3% year over year

•                  Total backlog of $59.2 million, up 18.6% sequentially from Q1 FY19

•                  Transportation Systems revenue of $12.4 million, down 5.6% year over year

•                  Transportation Systems backlog of $48.4 million, up 18.9% sequentially from Q1 FY19

•                  Roadway Sensors revenue of $11.0 million, down 2.5% year over year

•                  Roadway Sensors backlog of $5.4 million, down 13.8% sequentially from Q1 FY19

•                  Agriculture and Weather Analytics revenue of $1.1 million, up 21.1% year over year

•                  Agriculture and Weather Analytics backlog of $5.4 million, up 83.9% sequentially from Q1 FY19

Management commentary:

“As anticipated, the company’s consolidated second quarter results were down year over year due to the timing of a recent transition of a large Virginia Department of Transportation contract and continued issues in the Texas market,” said Joe Bergera, president and CEO. “Despite these temporary headwinds, we continue to experience overall strong demand across both the smart transportation and digital agriculture markets as evidenced by our solid backlog growth, which will drive improvements in our performance in the second half of FY19.”

“Indeed, Iteris remains a net beneficiary of a structural shift in transportation infrastructure spending that is increasingly directed at our core strengths — smart cities, data analytics, and enhanced safety and mobility,” continued Mr. Bergera. “For example, our Transportation Systems segment alone added $20.0 million in new backlog in the second quarter, bringing our total company-wide net ending backlog for Q2 FY19 to $59.2 million.”

GAAP Fiscal Second Quarter 2019 Financial Results

Total revenue in the second quarter of fiscal 2019 decreased 3.3% to $24.4 million, compared with $25.2 million in the same quarter a year ago. This decline was due to a 5.6% decrease in Transportation Systems and a 2.5% decrease in Roadway Sensors, which was partially offset by a 21.1% increase in Agriculture and Weather Analytics revenue.

Operating expenses in the second quarter were relatively consistent with the same quarter a year ago at $11.1 million.

Operating loss in the second quarter was $1.4 million compared with an operating loss of $1.1 million in the same quarter a year ago. Net loss in the second quarter was $1.3 million, or ($0.04) per share, compared with a net loss of $1.0 million, or ($0.03) per share in the year-ago quarter.

From a balance sheet perspective, cash and short-term investments decreased $5.6 million from the start of the fiscal year, however, this was offset by an increase in accounts receivable of $2.5 million. The decrease in cash and increase in accounts receivable was due to the launch of our new ERP system in April 2018, which resulted in a temporary delay in customer billing during the first half of the fiscal year.

Non-GAAP Fiscal Second Quarter 2019 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; and (d) the estimated tax effect of the foregoing non-GAAP adjustments. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three months ended September 30, 2018 and 2017.

Non-GAAP operating expenses in the second quarter decreased to $10.3 million, compared with $10.4 million in the same quarter a year ago. Non-GAAP operating loss in the second quarter was approximately ($409,000), compared with operating loss of approximately ($281,000) in the same quarter a year ago. Non-GAAP net loss in the first quarter was approximately ($364,000), or ($0.01) per share, compared with net loss of approximately ($174,000), or ($0.01) per share, in the same quarter a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal second quarter 2019 results.

Date: Tuesday, November 6, 2018

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-877-260-1479

International dial-in number: 1-334-323-0522

Conference ID: 2419239

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 13, 2018. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated potential revenue growth for the upcoming quarters, the impact of natural disasters to our business, and our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the potential impact of natural disasters in our strategic markets; federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; third-party supply shortages and technology issues; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	March 31,
	2018	2018

ASSETS:
Cash	$3,498	$10,152
Short-term investments	6,411	5,319
Trade accounts receivable, net	15,402	12,866
Unbilled accounts receivable	7,030	7,473
Inventories	3,402	2,921
Prepaid expenses and other current assets	1,033	1,165
Total current assets	36,776	39,896

Property and equipment, net	2,262	2,333
Intangible assets, net	3,410	3,751
Goodwill	15,150	15,150
Other assets	1,756	1,756
Total assets	$59,354	$62,886

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade accounts payable	$9,423	$7,838
Accrued payroll and related expenses	5,430	7,398
Accrued liabilities	2,186	2,358
Deferred revenue	3,928	4,900
Total current liabilities	20,967	22,494
Long-term liabilities	758	871
Total liabilities	21,725	23,365
Stockholders’ equity	37,629	39,521
Total liabilities and stockholders’ equity	$59,354	$62,886

ITERIS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Product revenues	$12,412	$11,702	$24,330	$23,625
Service revenues	12,005	13,546	25,562	28,806
Total revenues	24,417	25,248	49,892	52,431
Cost of product revenues	6,902	6,278	13,396	13,141
Cost of service revenues	7,854	9,002	16,643	19,417
Total cost of revenues	14,756	15,280	30,039	32,558
Gross profit	9,661	9,968	19,853	19,873

Operating expenses:
Selling, general and administrative	9,080	9,153	18,710	17,850
Research and development	1,912	1,881	4,001	3,608
	65	33	130	66
Amortization of intangible assets
Total operating expenses	11,057	11,067	22,841	21,524
Operating loss	(1,396)	(1,099)	(2,988)	(1,651)

Non-operating income (expense):
Other income (expense), net	18	2	33	(5)
Interest income, net	41	3	80	5
Loss from continuing operations before income taxes	(1,337)	(1,094)	(2,875)	(1,651)
Benefit for income taxes	(4)	33	(45)	34
Loss from continuing operations	(1,341)	(1,061)	(2,920)	(1,617)
Gain on sale of discontinued operation, net of tax	—	77	—	163
Net loss	$(1,341)	$(984)	$(2,920)	$(1,454)

Loss per share from continuing operations – basic and diluted	$(0.04)	$(0.03)	$(0.09)	$(0.05)
Gain per share from sale of discontinued operation – basic and diluted	$—	$0.00	$—	$0.01
Net loss per share - basic and diluted	$(0.04)	$(0.03)	$(0.09)	$(0.04)

Shares used in basic and diluted per share calculations	33,242	32,628	33,221	32,567

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended September 30, 2018
Product revenues	$10,960	$1,452	$—	$12,412
Service revenues	17	10,907	1,081	12,005
Total revenues	$10,977	$12,359	$1,081	$24,417

Segment operating income (loss)	$2,477	$1,771	$(1,589)	$2,659
Corporate and other income (expense), net				(3,931)
Amortization of intangible assets				(65)
Operating loss (before taxes)				$(1,337)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended September 30, 2017
Product revenues	$11,150	$552	$—	$11,702
Service revenues	111	12,542	893	13,546
Total revenues	$11,261	$13,094	$893	$25,248

Segment operating income (loss)	$2,790	$1,933	$(2,236)	$2,487
Corporate and other income (expense), net				(3,548)
Amortization of intangible assets				(33)
Operating loss (before taxes)				$(1,094)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Six Months Ended September 30, 2018
Product revenues	$21,761	$2,569	$—	$24,330
Service revenues	76	22,974	2,512	25,562
Total revenues	$21,837	$25,543	$2,512	$49,892

Segment operating income (loss)	$4,310	$3,129	$(2,731)	$4,708
Corporate and other income (expense), net				(7,453)
Amortization of intangible assets				(130)
Operating loss (before taxes)				$(2,875)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Six Months Ended September 30, 2017
Product revenues	$22,430	$1,195	$—	$23,625
Service revenues	111	26,626	2,069	28,806
Total revenues	$22,541	$27,821	$2,069	$52,431

Segment operating income (loss)	$5,337	$4,265	$(4,068)	$5,534
Corporate and other income (expense), net				(7,119)
Amortization of intangible assets				(66)
Operating loss (before taxes)				$(1,651)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; and (d) the estimated tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)             Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)              Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the three and six months ended September 30, 2018 and 2017 were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

GAAP net loss	$(1,341)	$(984)	$(2,920)	$(1,454)

GAAP net loss per share - basic and diluted	$(0.04)	$(0.03)	$(0.09)	$(0.04)

The non-GAAP amounts have been adjusted to exclude the following items:
Excluded from cost of revenues
Amortization (c)	$220	$153	$420	$257

Excluded from operating expenses
Stock based compensation (a)	$504	$428	$1,025	$877
Depreciation (b)	198	204	463	388
Amortization (c)	65	33	130	66
Total excluded from operating expenses	$767	$665	$1,618	$1,331

Total excluded operating loss	$987	$818	$2,038	$1,588

Income tax effect on non-GAAP adjustments (d)	(10)	(8)	(20)	(16)
Total excluded from operating expenses after income tax effect	$978	$810	$2,020	$1,572

Non-GAAP net (loss) income	$(364)	$(174)	$(902)	$118

Non-GAAP net (loss) income per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$0.00

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
GAAP cost of revenues	$14,756	$15,280	$30,039	$32,558
Amortization (c)	(220)	(153)	(420)	(257)
Non-GAAP cost of revenues	$14,536	$15,127	$29,619	$32,301

GAAP operating expenses	$11,057	$11,067	$22,841	$21,524
Stock based compensation (a)	(504)	(428)	(1,025)	(877)
Depreciation (b)	(198)	(204)	(463)	(388)
Amortization (c)	(65)	(33)	(130)	(66)
Non-GAAP operating expenses	$10,290	$10,402	$21,223	$20,193

GAAP operating loss	$(1,396)	$(1,099)	$(2,988)	$(1,651)
Stock based compensation (a)	504	428	1,025	877
Depreciation (b)	198	204	463	388
Amortization (c)	285	186	550	323
Non-GAAP operating loss	$(409)	$(281)	$(950)	$(63)